SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Soliciting Material Pursuant to (S)240.14a-12

SENOMYX, INC.

(Name of Registrant as Specified In Its Charter)

By Lee Keddie for CONCERNED SHAREHOLDERS AND NOMINEES OF SENOMYX
(Barry Igdallof, Lee Keddie, Benjamin Large, Paul Evans, Gus Halas, David Pointer, Martin Singer, Mark Stolper, Bob Pearse, Brian Harper, John Climaco, Charles Gillman)

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Concerned Shareholders and Nominees of Senomyx

Announce Nomination of Alternative Director Slate

“Concerned Shareholders and Nominees of Senomyx” (“CSNS”) announces that nomination letters for an alternative slate of company directors have been delivered to the incumbent Board of Senomyx, Inc. (the “Company”). The incumbent Board has been put on notice that shareholders of the Company will have a chance to choose between a board slate selected by the incumbents and an “Alternative Board Slate.”

Shareholders will have the chance to carefully evaluate all aspects of the Alternative Board Slate and decide if it deserves to be elected to a one-year term. All the required information about the Alternative Board Slate will be included in a proxy statement mailed out by the Alternative Board Slate. Shareholders of the Company are encouraged to review such proxy statement, and not make up their minds until they have read both the proxy mailed out by the incumbents and the proxy mailed out by the Alternative Board Slate.

The Alternative Board Slate includes experienced public company board directors who have successfully turned around a number of other publicly-traded companies. While no two companies are identical, we believe shareholders of the Company should look favorably upon directors who have a proven track record of taking other companies from massive losses to profitability.

We believe that the talented and hard-working employees of the Company are the backbone of the Company. Our only disagreement is with the incumbent board of directors.

We urge each shareholder of the Company to evaluate the stock price performance that the incumbent board has delivered. We believe that in doing so, some shareholders may reach the conclusion that now is the time to vote for one or more of the people listed on the Alternative Board Slate. We believe that a low stock price is tremendously demoralizing to the Company’s loyal and hard-working employees. We believe the Company will not be able to retain its best employees unless a high-quality board that works to get the Company to profitability and gets the stock price up is elected in the near future.

If the incumbent board takes any action such as staggering the board, delaying the shareholder vote, or implementing golden parachutes, we believe the courts may conclude that the incumbent board has put their own interests ahead of the interests of shareholders. Such actions by the incumbent board could constitute violations of its duty of care and fiduciary duty to shareholders.  We urge the incumbent board members NOT to violate their duties to shareholders. We urge the incumbent board to allow a free and fair election to proceed as scheduled.

The participants in the solicitation, and their direct or indirect interests in the Company (by security holdings or otherwise) are set out below:

	Participant	Interests in the Company
1.	Barry Igdallof	100 shares owned directly and CSNS director nominee

2.	Lee Keddie
100 shares owned indirectly via VCM Group LLC (of which Mr. Keddie is the sole owner and managing member; in which capacity he exercises voting and dispositive power over the shares of the Company held by VCM Group LLC) and CSNS director nominee

3.	Benjamin Large	100 shares owned directly and CSNS director nominee

4.	Paul Evans	10,000 shares owned and CSNS director nominee

5.	Gus Halas	No shares owned and CSNS director nominee

6.	David Pointer	No shares owned and CSNS director nominee

7.	Martin Singer	No shares owned and CSNS director nominee

8.	Mark Stolper	No shares owned and CSNS director nominee

9.	Bob Pearse	No shares owned and CSNS director nominee

10.	Brian Harper	No shares owned and CSNS director nominee

11.	John Climaco	No shares owned and CSNS director nominee

12.	Charles Gillman	No shares owned and paying for planned CSNS proxy solicitation

SECURITY HOLDERS SHOULD READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  INVESTORS CAN GET A PROXY STATEMENT (ONCE AVAILABLE), AND ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT THE SEC’S WEBSITE (WWW.SEC.GOV).

NO PROXY, CONSENT, OR AUTHORIZATION IS BEING FURNISHED TO OR REQUESTED FROM SECURITY HOLDERS AT THIS TIME.  A DEFINITIVE PROXY STATEMENT WILL BE SENT OR GIVEN TO SECURITY HOLDERS BEFORE OR AT THE SAME TIME AS ANY SUCH PROXY, CONSENT, OR AUTHORIZATION IS FURNISHED TO OR REQUESTED FROM SECURITY HOLDERS.

This statement replaces the prior press release issued by Concerned Shareholder of Semonyx on March 6, 2017.

All inquiries related to “Concerned Shareholders and Nominees of Senomyx” and the Alternative Board Slate should be directed to John Glenn Grau, President of InvestorCom, who has extensive experience soliciting proxies in other competitive elections.

Contacts
InvestorCom
John Glenn Grau, 203-972-9300